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                                 Exhibit 99(a)

                      Press Release, dated July 26, 1996
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[PITTSBURGH HOME SAVINGS BANK LOGO]

438 WOOD STREET PITTSBURGH PA 15222
PHONE: 412-281-0780
FAX: 412-281-3750 - LENDING DEPT.: 412-227-0566


                        PITTSBURGH HOME SAVINGS BANK
                          ANNOUNCES BRANCH PURCHASE

FOR IMMEDIATE RELEASE
JULY 26, 1996

Contact:  J. Ardie Dillen, President and Chief Executive Officer
          Pittsburgh Home Savings Bank
          (412) 281-0780

Pittsburgh, PA - Pittsburgh Home Savings Bank ("Pittsburgh Home"), the wholly owned subsidiary of Pittsburgh Home Financial Corp. (the "Company")(NASDAQ:PHFC) today announced it has signed a definitive agreement to purchase the branch of First Home Savings Bank, FSB ("First Home") located at 2905 West Liberty Avenue in Pittsburgh. Pittsburgh Home will be assuming all deposits and acquiring all equipment and real estate associated with this location. Total deposits of the branch were $10.9 million as of March 31, 1996.

J. Ardie "Butch" Dillen, President and Chief Executive Officer of Pittsburgh Home said "This branch purchase is consistent with our strategy to opportunistically leverage our capital base and enhance returns to shareholders. We are excited about the opportunity to serve this location."

Pittsburgh Home Savings Bank was founded in 1942 and conducts business from its main office in Pittsburgh and five branch offices located in Allegheny and Butler Counties. On April 1, 1996, it converted from a Pennsylvania-chartered mutual savings bank to a Pennsylvania-chartered stock savings bank and became a wholly owned subsidiary of the Company. At June 30, 1996 the Company had total assets of $184.0 million, total deposits of $114.9 million and shareholders' equity of $30.4 million. The branch purchase is subject to regulatory approval.


          BLOOMFIELD - BUTLER - MT. LEBANON - MT. OLIVER - OAKLAND